Exhibit 99.1

Agios Announces $905 Million Purchase Agreement for Vorasidenib Royalty

– Royalty Pharma to Acquire Rights to Agios’ 15% Royalty on Potential Vorasidenib U.S. Net

Sales for $905 Million Upfront upon FDA Approval of Vorasidenib; Agios to Share in Economics

Above Certain Revenue Thresholds –

– Agios Retains Rights to $200 Million Milestone Payment from Servier upon

FDA Approval of Vorasidenib –

– In Total, Agios to Receive $1.1 Billion in Payments upon FDA Approval of Vorasidenib; PDUFA Action Date of August 20, 2024 –

CAMBRIDGE, Mass., May 28, 2024 – Agios Pharmaceuticals, Inc. (Nasdaq: AGIO), a leader in cellular metabolism and PK activation pioneering therapies for rare diseases, announced that the company has agreed to sell its rights to its 15% royalty on potential U.S. net sales of Servier’s vorasidenib to Royalty Pharma. Under the terms of the agreement, Agios will receive an upfront payment of $905 million upon approval of vorasidenib by the U.S. Food and Drug Administration (FDA) and Royalty Pharma will receive the entirety of the 15% royalty on annual U.S. net sales of vorasidenib up to $1 billion, and a 12% royalty on annual U.S. net sales greater than $1 billion. Agios will retain a 3% royalty on annual U.S. net sales greater than $1 billion.

Vorasidenib is an oral, selective, highly brain-penetrant dual inhibitor of mutant isocitrate dehydrogenase 1 and 2 (IDH1/2) enzymes for the treatment of IDH-mutant diffuse glioma. In 2021, Agios completed the sale of its oncology portfolio – including vorasidenib – to Servier. As part of that divestiture, Agios is owed a milestone payment of $200 million upon vorasidenib’s approval by the FDA, as well as a 15% royalty on U.S. net sales of vorasidenib. Agios continues to retain the right to the approval milestone from Servier. Servier announced that the FDA has designated a Prescription Drug User Fee Act (PDUFA) action date of August 20, 2024.

“It’s an exciting time at Agios with multiple near-term catalysts that we believe have the potential to make a meaningful difference in patients’ lives and create significant shareholder value. With this transaction, we have added significant financial flexibility while retaining long-term value and have identified a partner in Royalty Pharma that shares our excitement about the potential of vorasidenib,” said Brian Goff, chief executive officer at Agios. “This transaction will provide us with the financial independence to prepare for potential PYRUKYND® (mitapivat) launches in thalassemia and sickle cell disease as we build a PK activation franchise with multi-billion-dollar potential, and to opportunistically expand our pipeline through both internally and externally discovered assets.”

Goldman Sachs & Co. LLC acted as exclusive financial advisor to Agios; WilmerHale served as legal advisor to Agios.

About Agios

Agios is the pioneering leader in PK activation and is dedicated to developing and delivering transformative therapies for patients living with rare diseases. In the U.S., Agios markets a first-in-class pyruvate kinase (PK) activator for adults with PK deficiency, the first disease-modifying therapy for this rare, lifelong, debilitating hemolytic anemia. Building on the company’s deep scientific expertise in classical hematology and leadership in the field of cellular metabolism and rare hematologic diseases, Agios is advancing a robust clinical pipeline of investigational medicines with programs in alpha- and beta-thalassemia, sickle cell disease, pediatric PK deficiency, MDS-associated anemia and phenylketonuria (PKU). In addition to its clinical pipeline, Agios is advancing a preclinical TMPRSS6 siRNA as a potential treatment for polycythemia vera. For more information, please visit the company’s website at www.agios.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward looking statements include those regarding the potential FDA approval of vorasidenib; Agios’ use of proceeds from the transaction with Royalty Pharma; potential U.S. net sales of vorasidenib and potential future royalty payments; Agios’ plans, strategies and expectations for the preclinical, clinical and commercial advancement and potential of its drug development programs, including PYRUKYND® (mitapivat); and the potential benefits of Agios’ strategic plans and focus. The words “anticipate,” “expect,” “goal,” “hope,” “milestone,” “plan,” “potential,” “possible,” “strategy,” “will,” “vision,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from Agios’ current expectations and beliefs. For example, there can be no guarantee that any product candidate Agios is developing will successfully commence or complete necessary preclinical and clinical development phases, or that development of any of Agios’ product candidates will successfully continue. There can be no guarantee that any positive developments in Agios’ business will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other important factors, including, without limitation: risks and uncertainties related to the impact of pandemics or other public health emergencies to Agios’ business, operations, strategy, goals and anticipated milestones, including its ongoing and planned research activities, ability to conduct ongoing and planned clinical trials, clinical supply of current or future drug candidates, commercial supply of current or future approved products, and launching, marketing and selling current or future approved products; Agios’ results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA, the EMA or other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Agios’ ability to obtain and maintain requisite regulatory approvals and to enroll patients in its planned clinical trials; unplanned cash requirements and expenditures; competitive factors; Agios’ ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; Agios’ ability to establish and maintain key collaborations; uncertainty regarding any milestone or royalty payments related to the sale of its oncology business or its in-licensing of TMPRSS6 siRNA, and the uncertainty of the timing of any such payments; uncertainty of the results and effectiveness of the use of Agios’ cash and cash equivalents; and general economic and market conditions. These and other risks are described in greater detail under the caption “Risk Factors” included in Agios’ public filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Agios expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts for Agios:

Investor Contact

Chris Taylor, VP Investor Relations and Corporate Communications

Agios Pharmaceuticals

IR@agios.com

Media Contact

Dan Budwick

1AB

dan@1abmedia.com